UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2016

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210		19312
Berwyn, Pennsylvania		(Zip Code)
(Address of principal executive offices)

(610) 251-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective April 1, 2016, Triumph Group, Inc. (the “Company”) entered into an employment agreement with Daniel J. Crowley, the Company’s President and Chief Executive Officer and a member of its board of directors (the “Board”).
The employment agreement, which has a four-year term, memorializes the terms of employment approved by the Board on December 28, 2015 in connection with Mr. Crowley’s hire. The employment agreement provides for an annual base salary of no less than $900,000, an annual target bonus opportunity of 100% of base salary (with a maximum opportunity of 200% of base salary), an annual long-term incentive award with a target grant date value of 250% of base salary (with a maximum opportunity of 500% of base salary), and relocation benefits, not to exceed $500,000, in connection with Mr. Crowley’s relocation to the Philadelphia metropolitan area.
Pursuant to the employment agreement, the Company on April 1, 2016 granted Mr. Crowley a set of initial equity compensation awards consisting of 150,000 stock options and 50,000 shares of time-vesting restricted stock, in each case vesting in four equal annual installments over four years, and 50,000 shares of performance-based restricted stock, vesting in three equal installments on the second, third, and fourth anniversaries of January 4, 2016 (the “Start Date”), which is the date on which Mr. Crowley commenced employment with the Company, subject to achievement of performance goals set forth in the award agreement. Additionally, the Company granted Mr. Crowley “make-whole awards” comprised of a time-vesting restricted stock award and a performance-based restricted stock award, each of 39,567 shares, which are together intended to make Mr. Crowley whole for the loss of his supplemental executive retirement plan benefits with his former employer. These awards vest ratably on the fifth, sixth, and seventh anniversaries of the Start Date, subject in the case of the performance-based award to achievement of performance goals set forth in the award agreement.
Pursuant to the employment agreement, upon a termination of Mr. Crowley’s employment by the Company without cause or by Mr. Crowley for good reason, Mr. Crowley would receive, subject to his execution of a release of claims in a form reasonably satisfactory to the Company, cash severance equal to two times the sum of the base salary and target bonus, reimbursement of medical insurance premiums for up to 18 months, full vesting of the initial awards of 150,000 stock options and 50,000 time-vesting restricted shares, prorated vesting of the make-whole awards and, only if the termination of employment occurs within two years following a change in control, full accelerated vesting of the initial award of 50,000 performance-based restricted shares and all outstanding annual long-term incentive awards, with performance goals generally deemed to be achieved at target for this purpose.
The employment agreement also contains various restrictive covenants applicable to Mr. Crowley, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Crowley’s employment for any reason.
A copy of the employment agreement is attached to, and incorporated by reference into, this Item 5.02 of this Current Report on Form 8-K as Exhibit 10.1 hereto. The foregoing description of the employment agreement is intended only as a summary and is qualified in its entirety by reference to the full text of the employment agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment agreement between Triumph Group, Inc. and Daniel J. Crowley, dated as of April 1, 2016
99.1	Press release dated April 4, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 7, 2016	TRIUMPH GROUP, INC.

		By:	/s/ John B. Wright, II
John B. Wright, II
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment agreement between Triumph Group, Inc. and Daniel J. Crowley, dated as of April 1, 2016
99.1	Press release dated April 4, 2016